FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated February 15, 2008	Registration No. 333-124935

540mm  Harley Davidson  HDMOT 2008-1

Leads:  Citi-Wach                                                Co-Mgrs:  Abn-Bnp-Jpm                    100% Pot

Cls	Amt	Rtg	WAL	WDW	E/F	L/F	CPN	YLD	PRICE
A-1	$93.00	P-1/A-1+	0.27	6	08/08	02/09	3.1713	3.1713%	100.00
A-2	197.00	Aaa/AAA	1.07	15	10/09	11/11	1ML+90		100.00
A-3A	55.00	Aaa/AAA	2.12	12	09/10	02/13	4.25	4.294%	99.98779
A-3B	70.00	Aaa/AAA	2.12	12	09/10	02/13	1ML+ 150		100.00
A-4	71.00	Aaa/AAA	2.94	10	06/11	12/13	4.90%	4.955%	99.9875
B**		NOT OFFERED
C**		NOT OFFERED

** Class B and Class C will be retained by the depositor

• all offered classes are Erisa eligible

• pricing to 1.8abs, 10% cleanup call

• 3/17/08 first pay

• 2/20/08 settle

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.  Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries.  If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the prospectus and other documents the issuer has filed with the SEC, and (iii) you may obtain these documents from your sales rep, by calling 1-800-326-5897 or visiting   www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales rep for the complete disclosure package.  In Japan, see:  http://www.wachovia.com/misc/0..1690.00html